Exhibit 10.2

FIRST AMENDMENT OF ENGAGEMENT AGREEMENT

THIS AGREEMENT is made this 29th day of March 2017.

BETWEEN:	CONSOLIDATED WATER CO. LTD.,

a Cayman Islands company having its registered office at

Regatta Office Park, Windward Three, 4th Floor, West Bay Road

P.O. Box 1114, Grand Cayman KY1-1102

Cayman Islands

(“the Company”)

AND:	Ramjeet Jerrybandan

of P.O. Box 10750 APO, Grand Cayman, KY1-1007

(the “Vice-President”)

WHEREAS:

A.           The Company and the Vice-President (together, the “Parties”) entered into an engagement agreement dated the 14th of January, 2008 (the “Engagement Agreement”).

B.           The Parties are desirous of amending the Engagement Agreement in accordance with the terms of the Engagement Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree that the Engagement Agreement is amended as follows:

1.	Clause 1 of the Engagement Agreement is hereby amended and restated in its entirety as follows:

“1. The Vice-President is engaged as Executive Vice-President of Operations commencing on the 1st day of December, 2016 subject to the termination provisions set out in Clauses 18 and 19.”

2.	Clause 2 of the Engagement Agreement is hereby amended and restated in its entirety as follows:

“2. The Vice-President's Base Salary will be US$240,000 per annum payable semi-monthly in arrears.”

3.	In Clause 5 of the Engagement Agreement replace the value “CI$60,000” with the value “CI$87,000”.

4.	Clause 7 of the Engagement Agreement is hereby amended and restated in its entirety as follows:

“7. In addition to his Base Salary, the Vice-President shall be entitled to additional compensation each fiscal year pursuant to the Company’s short term and long term incentive compensation plans as follows:

Short Term Incentive Compensation

The Vice-President shall be entitled to receive an annual cash bonus. The bonus amount payable to the Vice-President shall be based upon (i) the performance of the Company as compared to the financial performance targets for the Company, as established by the Board for the fiscal year; and (ii) the achievement of the individual goals set by the Company’s Chief Executive Officer (the “CEO”) for the fiscal year.

The performance measures, the Vice-President’s individual goals and the bonus amounts potentially payable to the Vice-President based upon the Company and/or the Vice-President achieving such performance measures and individual goals shall be communicated to the Vice-President by the CEO in writing by no later than March 1 of the fiscal year.

Any annual cash bonus earned by the Vice-President pursuant to this section shall be paid by the Company no later than March 31 of the following fiscal year.

Long Term Incentive Compensation

The Vice-President shall be entitled to receive restricted stock units (each an “RSU”) granted under to the Company’s 2008 Equity Incentive Plan at the beginning of each fiscal year, commencing with the 2015 fiscal year. Each RSU shall entitle the Vice-President to receive one share of the Company’s common stock upon the vesting of the RSU. Of the RSUs granted at the beginning of each fiscal year, one-sixth (1/6) of such RSUs shall vest at the end of that fiscal year, one-sixth (1/6) of such RSUs shall vest at the end of the second (2nd) fiscal year following the grant date, and one-sixth (1/6) of such RSUs shall vest at the end of the third (3rd) fiscal year following the grant date. The remaining one-half (1/2) of the RSUs granted (i.e. those that do not vest with time over three (3) years) shall vest based upon the performance of the Company as compared to the financial performance targets for the Company established by the Board for the three (3) year fiscal period beginning with fiscal year in which the RSUs are first granted.

The number of RSUs that may potentially vest to the Vice-President with time over the three (3) year period and the number of RSUs that may potentially vest to the Vice-President based upon the performance of the Company over the three (3) year period (as well as the financial targets by which the Company’s performance will be measured) shall be communicated to the Vice-President by the CEO in writing by no later than March 1 of the fiscal year. Vesting of the RSUs shall be contingent on the Vice-President’s engagement with the Company on each vesting date. Therefore, any unvested shares shall be automatically forfeited upon cessation of service to the Company resulting from the Vice-President’s resignation or termination for cause.”

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5.	Clause 8 of the Engagement Agreement is hereby amended and restated in its entirety as follows:

“8. During the first calendar year of this Agreement, the Company will provide the VicePresident with a monthly automobile expense allowance of US$1,300. This monthly automobile allowance will increase on January 1 of each subsequent calendar year by US$50 per month (or US$600 per year) during the term of this Agreement.

6.	Clause 10 of the Engagement Agreement is hereby amended and restated by replacing the second paragraph in its entirety as follows:

“The Vice-President must provide strategic and operational direction to the water production and supply operations of the Company's wholly-owned subsidiaries and managed affiliates in the Bahamas, Belize, British Virgin Islands, Indonesia, the Cayman Islands and any other operations that may be assigned to him by the CEO from time to time ("the Operations Group"), which includes but is not limited to, (i) establishing strategic objectives, operating policies and procedures to attain Corporate Objectives, (ii) evaluating performance of each member of the Operations Group to determine if operational and financial objectives are being met, (iii) establishing and co-ordinating responsibilities and procedures among subordinate departments, (iv) ensuring that accurate and timely information is available for management and/or Board use and (v) any further duties reasonably required of and assigned to him by the CEO which he must discharge in accordance with directions of the CEO.”

And by replacing all other instances of the words “Overseas Group“ with the words “Operations Group”.

7.	All other provisions of the Engagement Agreement are incorporated herein and shall remain in full force and effect, including, but not limited to, capitalized terms that are not otherwise defined herein.

[signature page follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

EXECUTED for and on behalf of	)	CONSOLIDATED WATER CO LTD.
CONSOLIDATED WATER CO LTD.	)
By:	)
in the presence of:	)
)
)
/s/ Tracey Ebanks	)	/s/ Frederick W. McTaggart
Witness

EXECUTED by	)
RAMJEET JERRYBANDAN	)
in the presence of:	)
)
)
/s/ Tracey Ebanks	)	/s/ Ramjeet Jerrybandan
Witness		RAMJEET JERRYBANDAN

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